Exhibit 10.18

FEDERAL HOME LOAN MORTGAGE CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN II
Effective January 1, 2014

TABLE OF CONTENTS

Page

Article I	Establishment of the Plan............................................................................ 1

Article II	Definitions................................................................................................... 1

Article III	Eligibility and Participation........................................................................ 4

Article IV	Supplemental Benefit Credit....................................................................... 6

Article V	Payment of Benefits.................................................................................... 9

Article VI	Administration.......................................................................................... 10

Article VII	Amendment and Termination.................................................................... 12

Article VIII	Miscellaneous........................................................................................... 13

FEDERAL HOME LOAN MORTGAGE CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN II
ARTICLE I
Establishment of the Plan
1.1    Purpose. The Corporation hereby adopts the Plan effective as of the Effective Date. The Plan is a non-qualified plan intended to make up to Executives employer provided contributions and/or benefits under the Transitional Plan and under the Thrift/401(k) Plan to the extent not provided for under the SERP, that Executives lose due to:
(a)    The cap on annual Compensation which can be considered for inclusion under the Transitional Plan and the Thrift/401(k) Plan, as applicable, set by Code section 401(a)(17); and
(b)    The application of Code section 415.
The Corporation intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code, and administered as a “top hat” plan exempt from the substantive requirements of ERISA. The Plan is intended to provide deferred compensation to a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3), 401(a)(1), and 4021(b)(6).
No assets will be set aside to fund the Corporation’s liability under the Plan.
1.2    Effective Date. The Plan is effective as of the Effective Date.
ARTICLE II
Definitions
For purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise.
2.1    Account. A bookkeeping record established and maintained under this Plan for each Participant solely to calculate the amount payable to each Participant under the Plan. The Account shall reflect any Supplemental Benefit Credits, all Deemed Earnings as described in Section 4.4, and all distributions.
2.2    Administrator. The Compensation Committee of the Board, or any successor to that committee, or such other committee or individual(s) designated by the Board as the Administrator for purposes of the Plan.
2.3    Affiliate. The Corporation and any corporation which is a member of a controlled group of corporations (as defined in Code section 414(b)) which includes the Corporation, or any trade or business (whether or not incorporated) which is under common control (as defined in Code section 414(c)) with the Corporation, or any service organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code section 414(m)) which includes the Corporation and any other entity required to be aggregated with the

Corporation pursuant to regulations under Code section 414(o), for such period that such relationship exists.
2.4    Beneficiary. The individual or individuals designated by the Participant to receive benefits under this Plan in the event of the Participant’s death, in accordance with Section 5.2.
2.5    Board. The Board of Directors of the Federal Home Loan Mortgage Corporation or such committee thereof delegated to act on its behalf.
2.6    Code. The Internal Revenue Code of 1986, and amendments thereto.
2.7    Compensation. An Executive’s “Compensation” as defined in the Transitional Plan or Thrift/401(k) Plan, as applicable.
2.8    Corporation. The Federal Home Loan Mortgage Corporation, a corporation organized under the laws of the United States, and any entity succeeding to its business which assumes the obligations of this Plan.
2.9    Deemed Earnings. The net gain or loss, determined on a percentage basis, on the aggregate of the Participant’s Account to be credited with Deemed Earnings, such gain or loss based upon the Participant’s direction of the deemed investment of such accruals in the Investment Funds, in accordance with the terms of Section 4.4, and calculated on a daily basis.
2.10    Default Investment. The average annual yield of the Money Market Fund of the Transitional Plan.
2.11    Effective Date. January 1, 2014.
2.12    Employee. The term “Employee” shall have the meaning set forth in the Transitional Plan or the Thrift/401(k) Plan, as applicable.
2.13    Employer. The Corporation. Additionally, an Employer shall include a Participating Subsidiary with respect to transferred Employees to whom Section 3.3 (Transfers between Corporation and Participating Subsidiary) applies.
2.14    Employer Contributions. The Transitional Employer Contributions and Fixed Employer Contributions under the Transitional Plan and the Matching Contributions under the Thrift/401(k) Plan.
2.15    ERISA. The Employee Retirement Income Security Act of 1974, as amended.
2.16    Excess Plan. The Federal Home Loan Mortgage Corporation 2014 Excess Benefit Plan, as may be amended from time to time.
2.17    Executive. All Employees who are officers at the level of vice president or above, as determined on the last day of the applicable Plan Year; provided, however, that notwithstanding any other provision in this Plan, an Executive whose status changes to that of a non-Executive while still employed by the Corporation will be treated as an Executive hereunder until the end of the calendar year in which such change of status occurs. After such calendar year has ended, such person shall not be eligible to actively participate in this Plan until he or she becomes an Executive and satisfies the other requirements set forth in the Plan. In the event an Executive’s status changes to that of a non-Executive, the Participant’s Account will be maintained under the Plan (and will continue to be credited with Deemed Earnings in accordance with Section 4.4) until such time as distribution occurs in accordance with Article V hereof.
2.18    Investment Funds. The investment funds available for the deemed investment and reinvestment of a Participant’s Supplemental Benefit Credit under the Plan in accordance with Section 4.4, which shall correspond with the “Investment Funds” under the Transitional Plan, unless determined otherwise by the Administrator.
2.19    Key Employee. A Participant who is a “key employee” of the Company as defined in Code section 416(i) (without regard to Code section 416(i)(5)) at any time during the 12-month period ending on December 31. If a Participant is a Key Employee as of December 31, the Participant will be treated as a Key Employee for the entire 12-month period beginning on the April 1 following that December 31. For purposes of determining Key Employees, the definition of compensation in Treasury Regulation §1.415(c)-2(d)(3) will apply.
2.20    Participant. An Executive who has met the eligibility requirements under Section 3.1, who has completed such enrollment process as may be required under Section 3.1, and for whom a Supplemental Benefit Credit has been made under Article IV. An Executive who receives a Supplemental Benefit Credit under this Plan for a Plan Year shall be ineligible to receive an Excess Benefit Credit under the Excess Plan for such Plan Year and shall be ineligible to receive a Thrift/401(k) SERP Benefit under the SERP if the Executive made any Roth Contributions under the Thrift/401(k) Savings Plan during such Plan Year. The Participant’s continued participation in the Plan shall be governed by Article III.
2.21    Participating Subsidiary.  An Affiliate which (i) is a wholly-owned subsidiary of the Corporation, (ii) has been authorized to be a Participating Subsidiary by the Corporation’s Vice President – Compensation and Benefits (as such title may be amended from time to time), and (iii) has adopted the Plan for the benefit of its eligible employees. The Corporation’s Vice President – Compensation and Benefits shall have the authority to terminate an Affiliate’s participation as a Participating Subsidiary and Employer as of any date following the Participating Subsidiary’s adoption of the Plan.
2.22    Plan. This Federal Home Loan Mortgage Corporation Supplemental Executive Retirement Plan II, as set forth herein, and as the same may hereafter be amended from time to time.
2.23    Plan Year. The 12 month period from January 1 to December 31.
2.24    Qualifying Termination. A Participant’s termination of employment with an Employer on account of any of the following:
(a)    Reduction in force;

(b)    Elimination of position;
(c)    A company divestiture or closure; and
(d)    Retirement (as defined in the Transitional Plan or Thrift/401(k) Plan, as applicable).
2.25    Roth Contribution. The term “Roth Contribution” shall have the meaning set forth in the Thrift/401(k) Plan.
2.26    Section 415 Limitation. The limitation on annual additions that are permitted to be made to an individual’s account(s) under the Transitional Plan or the Thrift/401(k) Plan, as applicable, pursuant to Code section 415.
2.27    SERP. The Federal Home Loan Mortgage Corporation Supplemental Executive Retirement Plan, as amended and restated January 1, 2008.
2.28    Spouse. The person legally married to the Participant on the date of the Participant’s death under the laws of the jurisdiction in which the marriage was entered.
2.29    Supplemental Benefit Credit. The amount credited to a Participant’s Account for a Plan Year to compensate the Participant for the portion of the Employer Contributions lost due to (a) the Compensation cap as set forth in Code section 401(a)(17), and (b) the Section 415 Limitation, in accordance with the terms set forth in Article IV.
2.30    Termination of Employment. A separation from the service of the Corporation which constitutes a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h) and any successor or other applicable regulation under Code section 409A.
2.31    Thrift/401(k) Plan. The Federal Home Loan Mortgage Corporation Thrift/401(k) Savings Plan, as may be amended from time to time.
2.32    Total and Permanent Disability. A Participant shall be considered as totally and permanently disabled for purposes of the Plan if the Participant has been determined by the Social Security Administration to be totally disabled.
2.33    Transitional Plan. The Federal Home Loan Mortgage Corporation Transitional Retirement Savings Plan, as may be amended from time to time.
ARTICLE III
Eligibility and Participation
3.1    Eligibility for Participation. Subject to Section 3.2, in order to be eligible for this Plan, an Executive must be eligible to participate in the Transitional Plan or the Thrift/401(k) Plan, provided, however, that the Administrator reserves the discretion to limit an Executive’s ability to participate in this Plan. In order to become a Participant the Executive shall complete such enrollment process as may be required by the Administrator. An Executive shall remain a Participant in the Plan until such time as all benefits payable under the Plan have been paid in accordance with the provisions hereof; provided, however, the foregoing provisions shall not limit the Administrator’s discretion to determine whether an Executive remains eligible to continue to actively participate in the Plan.
3.2    Eligibility for Supplemental Benefit Credit.
(a)    In order to be eligible to receive a Supplemental Benefit Credit for a Plan Year (a) the Executive must actively participate in the Transitional Plan or the Thrift/401(k) Plan for the Plan Year and (b) the Executive’s annual additions to the Transitional Plan or to the Thrift/401(k) Plan for the Plan Year must be limited as a result of (i) the cap on annual Compensation which can be considered for inclusion under the Transitional Plan or Thrift/401(k) Plan, as applicable, set by Code section 401(a)(17) and/or (ii) the Section 415 Limitation. Notwithstanding anything to the contrary, an Executive who receives a Supplemental Benefit Credit under this Plan for a Plan Year shall be ineligible to receive an Excess Benefit Credit under the Excess Plan for such Plan Year and shall be ineligible to receive a Thrift/401(k) SERP Benefit under the SERP for such Plan Year if the Executive made any Roth Contributions under the Thrift/401(k) Savings Plan during such Plan Year.
(b)    Notwithstanding subsection (a) above, in order to be eligible to receive a Supplemental Benefit Credit related to Employer Contributions under the Thrift/401(k) Plan for a Plan Year, the Executive must contribute the maximum amount permitted under the terms of the Thrift/401(k) Plan on a pre-tax or post-tax basis throughout the entire Plan Year (or for the portion of the Plan Year for which the Executive is eligible to participate in the Thrift/401(k) Plan), provided that for the 2014 Plan Year, the maximum contribution must be made on a pre-tax basis. If an Executive contributes less than such maximum amount for a Plan Year, the Executive will not be eligible to receive a Supplemental Benefit Credit relating to the Matching Contribution under the Thrift/401(k) Plan for such Plan Year. Further, if all or a portion of the Executive’s contributions to the Thrift/401(k) Plan are made pursuant to a Roth Contribution, the Executive will participate in this Plan and not the SERP for such Plan Year, provided that, for administrative and recordkeeping procedures purposes, the Corporation may designate an Executive as a participant in the SERP during a Plan Year in which the Executive makes Roth Contributions and then move the Executive to this Plan during or after such Plan Year. Notwithstanding anything to the contrary, in no event shall the Supplemental Benefit Credit related to the Thrift/401(k) Plan and the Thrift/401(k) SERP Benefit credited under the SERP result in a duplication of benefits under the SERP and this Plan for a Plan Year.
(c)    Notwithstanding the foregoing provisions, nothing in this Plan shall prohibit the Administrator from determining, in its discretion, that an Executive is not eligible to receive a Supplemental Benefit Credit for one or more Plan Years. To the extent that an Executive becomes ineligible to participate in this Plan for a Plan Year, the Executive may be eligible to participate in the Excess Plan to the extent that the Executive satisfies the eligibility requirements under the Excess Plan.

3.3    Transfers Between Corporation and Participating Subsidiary. Notwithstanding any provision above to the contrary, if a Participant transfers employment directly between the Corporation and a Participating Subsidiary, without an intervening break in employment (as determined by the Administrator in accordance with uniform and nondiscriminatory rules), the Participant shall continue to participate under the Plan following such transfer. Notwithstanding anything to the contrary in this Plan, any transfer of a Participant’s employment between the Corporation and any Affiliate shall be treated in a manner consistent with Code section 409A.
3.4    Participant Consent. By participating in this Plan, a Participant shall for all purposes be deemed conclusively to have consented to the provisions of the Plan and to all subsequent amendments thereto.
ARTICLE IV
Supplemental Benefit Credit
4.1    Basis of Benefit.
(a)    The Supplemental Benefit Credit for a Plan Year will be determined based on: (i) the Executive’s Plan Year Compensation; (ii) the Compensation cap described in Code section 401(a)(17) for the Plan Year; and (iii) the limitation set forth in Code section 415(c) for the Plan Year.
(b)    No Supplemental Benefit Credit will be accrued for a Participant for a Plan Year with respect to pay in excess of 200% of a Participant’s “base salary” (as defined in the 2014 Executive Management Compensation Program, or successor thereto), for any year in which the Participant is covered by such program. Additionally, no Supplemental Benefit Credit related to the Transitional Employer Contributions and Fixed Employer Contributions under the Transitional Plan will be accrued for a Participant for a Plan Year unless the Participant is employed by the Employer on the last day of the Plan Year in question, except as provided in Section 4.3.
4.2    Supplemental Benefit Credit Calculation.
(a)    For each Plan Year in which a Participant participates in the Transitional Plan and meets the other requirements set forth in this Plan, the Participant’s Account shall be credited with a Supplemental Benefit Credit in an amount equal to the excess, if any, of (i) over (ii), where:
(i)    is the amount of the Employer Contributions that would have been made to the Transitional Plan for the Plan Year in question without regard to the Section 415 Limitation and the cap described in Code section 401(a)(17) on Compensation under the Transitional Plan, and
(ii)    is the amount of the Employer Contribution that was actually made to the Participant’s account under the Transitional Plan for the Plan Year in question with the application of the limitations, caps, and exclusions referred to in subparagraph (i) above.

(b)    For each Plan Year in which a Participant participates in the Thrift/401(k) Plan, makes a Roth Contribution under the Thrift/401(k) Plan, and meets the other requirements set forth in this Plan, the Participant’s Account shall be credited with a Supplemental Benefit Credit in an amount equal to the excess, if any, of (i) over (ii), where:
(i)    is the amount of the Employer Contributions that would have been made to the Thrift/401(k) Plan for the Plan Year in question without regard to the Section 415 Limitation and the cap described in Code section 401(a)(17) on Compensation under the Thrift/401(k) Plan, and
(ii)    is the amount of the Employer Contribution that was actually made to the Participant’s account under the Thrift/401(k) Plan for the Plan Year in question with the application of the limitations, caps, and exclusions referred to in subparagraph (i) above.
4.3    Accrual of Supplemental Benefit Credit.
(a)    The Supplemental Benefit Credit for each Participant as calculated pursuant to Sections 4.1 and 4.2 shall be credited to the Participant’s Account (as to timing) in a manner consistent with that in which an Employer Contribution would have been made by the Corporation on the Participant’s behalf to the Transitional Plan or Thrift/401(k) Plan, as applicable, provided that the Participant will forfeit the Supplemental Benefit Credit related to the Transitional Employer Contributions and Fixed Employer Contributions under the Transitional Plan, and any related Deemed Earnings, if the Participant is not employed by the Employer on the last day of the applicable Plan Year, except as provided in subsections (b) and (c) below. For the avoidance of doubt, a Participant will not forfeit accrued Supplemental Benefit Credits related to the Matching Contributions under the Thrift/401(k) Plan, or related Deemed Earnings, upon the Participant’s Separation from Service. Deemed Earnings for a Supplemental Benefit Credit shall not begin accruing until such time as the corresponding Employer Contributions under the Transitional Plan or Thrift/401(k) Plan, as applicable, are credited to Participant accounts under the Transitional Plan or Thrift/401(k) Plan, as applicable, subject to Section 5.3 in the case of Total and Permanent Disability and Section 5.2 in the case of death.
(b)    Notwithstanding subsection (a) above, if a Participant has a Qualifying Termination, the Participant will be eligible to receive a Supplemental Benefit Credit related to the Transitional Employer Contributions and Fixed Employer Contributions under the Transitional Plan pursuant to Sections 4.1 and 4.2 for the Plan Year in which the Qualifying Termination occurs, at the same time and on the same schedule as regularly situated Participants.
(c)    Notwithstanding subsection (a) above, if a Participant experiences a Total and Permanent Disability or dies, the Participant (or the Participant’s Beneficiary in the case of death) will be eligible to receive a Supplemental Benefit Credit related to the Transitional Employer Contributions and Fixed Employer Contributions under the

Transitional Plan pursuant to Sections 4.1 and 4.2 for the Plan Year in which the Participant’s death or Total and Permanent Disability occurs, which amount will be credited to the Participant’s Account at the time of the corresponding accrual to the Participant’s account for purposes of the Transitional Plan or Thrift/401(k) Plan, as applicable. Notwithstanding anything to the contrary, if an Executive does not receive a Supplemental Benefit Credit related to the Transitional Employer Contribution and Fixed Employer Contribution under the Transitional Plan because of the Executive’s Termination of Employment during the Plan Year due to a disability, as determined by the Corporation, and it is subsequently determined that the Executive experienced a Total and Permanent Disability during the Plan Year of the Executive’s Termination of Employment, the Executive will receive the forfeited Supplemental Benefit Credit for the Plan Year of the Executive’s Termination of Employment, which shall be payable in accordance with Section 5.3, with no Deemed Earnings accruing with respect to such amounts.
(d)    Notwithstanding anything to the contrary, the Participant’s Account will be retroactively adjusted, to the extent necessary, to reflect any forfeiture of the Supplemental Benefit Credit for such Plan Year, as set forth in subsection (a), or any failure by the Participant to contribute the maximum amount permitted under the terms of the Thrift/401(k) Plan on a pre-tax or post-tax basis throughout the entire Plan Year, as required under Section 3.2(b), and any such adjustment will include a corresponding change in Deemed Earnings on the adjusted amount.
4.4    Crediting and Debiting of Earnings and Losses.
(a)    Each Participant’s Account shall be credited or debited, as applicable, with the gains and losses (including, without limitation, interest, dividends, market appreciation, or depreciation) that would have accrued if the Participant’s Account had been invested in the Investment Funds designated by the Participant in accordance with the investment direction procedures prescribed by the Administrator. The Corporation and its Affiliates, the Board, and the Administrator do not represent or guarantee successful deemed investment of any amounts under the Plan and shall not be required to restore any loss which may result from such deemed investments or lack of investment. In addition, no one shall be under any obligation to actually invest amounts corresponding to any investment directions provided by a Participant or Beneficiary. Each Participant and Beneficiary assumes the risk in connection with any decrease in value of his or her Account deemed invested hereunder. The mechanism by which Participants shall invest their accruals to be credited with earnings and losses, as well as any rules or procedures for such investment (including treatment of earnings should no “investment” election be made by a Participant for a particular Plan Year), shall be determined by the Administrator (or its delegate) in its sole discretion.
(b)    If a Participant does not direct the deemed investment of his or her Account under the Plan, the Participant shall be deemed to have elected to invest his or her Account in the Default Investment.

(c)    A Participant may change any deemed investment directions in accordance with the investment direction procedures prescribed by the Administrator.
(d)    The Administrator may change the deemed Investment Funds at any time. In addition, any change in the Investment Funds available under the Transitional Plan shall automatically result in a corresponding change in the Investment Funds available under this Plan. Upon any change in the Investment Funds, each Participant shall have the opportunity to select among such new Investment Funds as are designated by the Administrator. In case of failure to elect such new Investment Funds, the Participant shall be deemed to have made an election to invest his or her Account in the investment options then being offered that are most comparable to the Participant’s old investment options. The decision of comparable investment options shall be made in the sole discretion of the Administrator.
(e)    Notwithstanding anything to the contrary, Deemed Earnings shall cease accruing for a period of time prior to payment of the Participant’s Account balance under Article V for administrative purposes related to distributing Plan benefits, as determined by the Company in its discretion.
4.5    Vesting of Accounts. Each Participant shall be at all times 100% vested in the amounts credited to such Participant’s Account and Deemed Earnings thereon.

ARTICLE V
Payment of Benefits
5.1    Termination of Employment. Upon a Participant’s Termination of Employment for any reason other than Death or Total and Permanent Disability, a Participant’s Account shall be paid in the form of a lump sum within 90 days after the end of the calendar year in which such Termination of Employment (for reasons other than death or Total and Permanent Disability) occurs (subject to delay in accordance with Section 8.10, if applicable). As of the date of the Participant’s Termination of Employment (for reasons other than death or Total and Permanent Disability) and thereafter, any accrued balance shall be credited or debited with Deemed Earnings under Section 4.4 using the Default Investment until paid, or such earlier time as described in Section 4.4(e).
5.2    Death.
(a)    In the event of a Participant’s death (either prior to or after the Participant’s Termination of Employment), the balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in the form of a lump sum payment within 90 days after the end of the calendar year in which the Participant’s death occurs, without additional Deemed Earnings accruing after date of the Participant’s death.
(b)    All Beneficiary designations shall be on such forms as are specified by and filed with the Administrator. Any Beneficiary designation made by the Participant in accordance with this provision may be changed at any time prior to the Participant’s death by filing with the Administrator a notice of such change on the form provided by the Administrator. In the event of a Participant’s death, if all Beneficiaries designated by the Participant are not then living, or if no valid Beneficiary designation is in effect, the following shall be deemed to have been designated by the Participant, in the following order of priority: (i) the Participant’s Spouse, if surviving, or, if not, (ii) equally to any surviving children of the Participant, or, if none, (iii) to the Participant’s estate or duly authorized personal representative.
5.3    Total and Permanent Disability. Except as provided in Section 5.4, if a Participant experiences a Total and Permanent Disability (either prior to or after the Participant’s Termination of Employment), which qualifies as a “disability” under Code section 409A, the balance of the Participant’s Account shall be paid to the Participant in the form of a lump sum payment within 90 days following the Participant’s Total and Permanent Disability, without additional Deemed Earnings accruing after date of the Participant’s Total and Permanent Disability.
5.4    Payment of Benefits – Special Rules for 2014. Notwithstanding anything to the contrary, if a Participant experiences a Total and Permanent Disability in 2014, and the Participant is entitled to a distribution under the Plan upon such Total and Permanent Disability, the Participant’s Account balance will be paid in 2015 (and not 2014 as may otherwise be the case).
5.5    No Right to Elect Deferrals; No Borrowing; No Hardship Withdrawals. Neither a Participant nor a Beneficiary may elect to defer (or accelerate) payment of any benefit provided hereunder beyond (or before) the time of payment specified in this Article. A Participant may not borrow from any amounts accrued on the Participant’s behalf under this Plan. No hardship withdrawals shall be permitted under the Plan.
5.6    Permissible Accelerations and Delays. The Corporation reserves the right, exercisable in its sole discretion, to accelerate payments under this Plan to the extent permitted by, and in accordance with, Treasury Regulation §1.409A-3(j)(4). In addition, the Corporation reserves the right, exercisable in its sole discretion, to delay payments under this Plan to the extent permitted by, and in accordance with, Treasury Regulation §1.409A-2(b)(7).

ARTICLE VI
Administration
6.1    Administrator. The Plan shall be administered by the Administrator. The Administrator shall be vested with full authority to make, administer, and interpret such rules and regulations, as it deems necessary to administer the Plan. Any determination, decision, or action of the Administrator in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all Participants and any and all persons claiming under or through any Participant. The Administrator shall have the authority to:
(a)    Employ agents to perform services on behalf of the Administrator and to authorize the payment of reasonable compensation for the performance of such services; and

(b)    Delegate to designated employees or departments of the Corporation the authority to perform such of the Administrator’s administrative duties hereunder as may be delegated to such employees or departments.
Pursuant to this authority and subject to the right of the Administrator to revoke such delegations in writing at any time, the recordkeeping responsibilities (including the determination to change the measure of Deemed Earnings under Section 4.4) are hereby delegated to the executive in charge of the Human Resources Division of the Corporation and/or such employees of that Division as that executive shall designate.
6.2    Cost. The Corporation shall pay the costs of administering the Plan.
6.3    Claims Procedure. The Claims Administrator shall determine Participants’ and Beneficiaries’ eligibility and rights to benefits under the Plan. In the event that a Participant or Beneficiary does not receive any Plan benefit that is claimed, such Participant or Beneficiary shall be entitled to consideration and review as provided in this Section 6.3. Such consideration and review shall be conducted in a manner designed to comply with ERISA section 503. The Claims Administrator shall be the Administrator, or a committee or an employee of the Corporation, designated as Claims Administrator by the Administrator. The Claims Administrator shall establish claims procedures for processing all claims for benefits under the Plan, including the review of denials or partial denials of claims.
(a)    Claim in Case of Dispute. In the event of a dispute over benefits, a Participant or Beneficiary may file a written claim with the Claims Administrator provided that such claim is filed within 60 days after the “Notice Date.” For this purpose, “Notice Date” means:
(i)    in the case where benefits are paid as a lump sum, the date of payment of such lump sum;
(ii)    in any case where the Plan (prior to the filing of a claim for benefits) determines that an individual is not entitled to benefits and the Plan provides written notice to such individual of its determination, the date of the individual’s receipt of such notice; or
(iii)    in any case where the Plan provides an individual with a written statement of his or her Account as of a specific date, the date of the individual’s receipt of such notice.
(b)    Denial of Appeal. In the event of a denial or partial denial of a claim upon review, the claimant may commence civil action under ERISA section 502(a). A claim or action:
(i)    to recover benefits allegedly due under the provisions of the Plan or by reason of any law, or
(ii)    to enforce rights under the Plan, or

(iii)    to clarify rights to future benefits under the Plan, or
(iv)    that relates to the Plan and seeks a remedy, ruling, or judgment of any kind against the Plan, the Administrator, the Corporation, an Employer, or any employee or director thereof, may not be filed in any court until the claimant has exhausted the Plan’s claim and appeal process for any and all reasons the claimant believes his or her claim should be approved.

In addition, any claim or action must be filed within 180 calendar days after written notice of the denial or partial denial on review is received by the claimant. If such claimant fails to bring civil action within the aforementioned 180 calendar days, the claimant shall be foreclosed from commencing any such action. Any action filed after the 180 day period shall be time-barred.

ARTICLE VII
Amendment and Termination
7.1    Amendment. The Corporation, acting through its Board or the Board’s designee, may at any time amend, modify, or suspend the Plan, in whole or in part, by an instrument in writing, executed by the Board or its designee; provided, however that no amendment, modification, or suspension shall reduce the accrued benefit of any Participant. Notwithstanding the foregoing, the Corporation may, in its sole discretion and without the Participant’s consent, modify or amend the terms of the Plan, or take any other action it deems necessary or advisable, to cause the Plan to comply with Code section 409A (or an exception thereto).
7.2    Termination. The Corporation, acting through its Board or the Board’s designee, may at any time terminate this Plan, in whole or in part, by an instrument in writing executed by the Board or its designee; provided, however that:
(a)    No such termination shall reduce the accrued benefit of any Participant; and
(b)    Termination of the Plan shall not accelerate the time of payment of benefits hereunder, nor cease the accrual of Deemed Earnings, unless the Corporation, by action of its Board or designee, shall elect to accelerate the payment of all benefits at the time it terminates the Plan, and such acceleration is permitted under Code section 409A or other applicable law.

ARTICLE VIII
Miscellaneous
8.1    No Right of Employment. Nothing in the Plan shall be deemed to grant an Employee any rights other than those specifically outlined in the Plan. Nothing in the Plan shall be deemed to create any right of, or contract for, employment between an Employee and the Corporation.
8.2    Taxes. All amounts payable hereunder shall be reduced by any and all federal, state, and local income taxes, and employment taxes imposed upon the Participant or his or her Beneficiary that are required to be paid or withheld by the Corporation or Employer. Any amounts required to be withheld will be withheld out of amounts payable under the Plan or other current wages paid by the Participant’s Employer, as determined by the Company. The determination of the Corporation or Employer regarding applicable income and employment tax withholding requirements shall be final and binding on each Participant and Beneficiary.
8.3    Anticipation of Benefits. Neither the Participant nor any Beneficiary or Beneficiaries entitled to payments or any other benefits after the death of the Participant shall have the power to transfer, assign, anticipate, modify, or otherwise encumber in advance any of the payments that may become due hereunder; nor shall any such payments be subject to attachment, garnishment, or execution, or be transferable by operation of law in event of bankruptcy, insolvency, or otherwise.
8.4    Non-Assignability Clause. It is agreed that neither the Participant, nor his/her Beneficiary, nor any other designee, shall have any right to commute, sell, assign, encumber, or transfer or otherwise convey the right to receive any payments hereunder which payments and right thereto are expressly declared to be non-assignable and non-transferable; and, in the event of any attempted assignment or transfer, the Corporation shall have no further liability hereunder.
8.5    Prohibition Against Funding. Any provision for payments hereunder shall be by means of bookkeeping entries on the books of the Corporation and shall not create in the Participant or Beneficiary any right to, or claim against any specific assets of the Corporation, nor shall it result in the creation of any trust or escrow account for the Participant or Beneficiary. Any Participant or Beneficiary entitled to payment of benefits hereunder shall be a general creditor of the Corporation.
8.6    Gender and Number. As used herein the masculine pronoun shall include the feminine and neuter genders, the singular shall include the plural, and the plural the singular, unless the context clearly indicates a different meaning.
8.7    Controlling Law. This Plan and the respective rights and obligations of the Corporation and the Participants, shall be construed under the laws of the Commonwealth of Virginia (other than the choice of law provisions thereof), except to the extent otherwise provided by Federal law.

8.8    Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the other provisions, and the Plan shall be construed in all respects as if any invalid or unenforceable provisions were omitted.
8.9    Recapture. Notwithstanding any provision of this Plan to the contrary, to the extent that a Participant’s benefit hereunder takes into account pay that is subject to a recapture, clawback, or similar agreement, and such pay is recaptured or clawed back under such agreement, then benefits provided under this Plan that were based upon the recaptured pay shall be either (a) repaid by the Participant (or the Participant’s Beneficiary) to the extent previously distributed, or (b) cancelled by the Administrator, to the extent not yet distributed.
8.10    Code Section 409A.
(a)    The Plan is intended to comply with the requirements of Code section 409A, and shall in all respects be administered in accordance with Code section 409A. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by Code section 409A, and all payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” as defined under Code section 409A. In no event shall a Participant, directly or indirectly, designate the calendar year of payment, except as permitted by Code section 409A.
(b)    Notwithstanding anything in the Plan to the contrary, if a Participant’s distribution is to commence, or be paid upon, separation from service, payment of the distribution shall be delayed for a period of six months after the Participant’s separation from service, or death if earlier, if the Participant is a Key Employee as defined under Code section 409A (as determined by the Administrator) and if required pursuant to Code section 409A. If payment is delayed, the Participant’s distribution shall commence, or be paid, within 60 days of the date that is the six-month anniversary of the Participant’s separation from service.
(c)    Although the Corporation intends to administer the Plan to prevent taxation under Code section 409A, the Corporation does not represent or warrant that the Plan will comply with Code section 409A or any other provision of federal, state, local, or non-United States law. The Corporation, its Affiliates, and their respective directors, officers, employees, and advisers will not be liable to any person for any tax, interest, or penalties that might be owed with respect to an Account.

IN WITNESS WHEREOF, the Corporation has caused this Plan to be executed by its duly authorized officers, this 18 day of February 2015.

FEDERAL HOME LOAN
MORTGAGE CORPORATION

	By:	/s/ Daniel Scheinkman
DANIEL SCHEINKMAN
Vice President — Compensation and Benefits

ATTEST:
/s/ Carol Rakatansky
CAROL RAKATANSKY
Assistant Secretary